Exhibit 99.02

Contacts:         Investors                Media
Kim Watkins                Diane Carlini
Intuit Inc.                Intuit Inc.
650-944-3324                650-944-6251
kim_watkins@intuit.com            diane_carlini@intuit.com

Intuit Reports Rise in TurboTax Units:
Reiterates Full-year Guidance

MOUNTAIN VIEW, Calif. - Feb. 22, 2018 - Intuit Inc. (Nasdaq: INTU) today released the first of two season updates for its consumer tax offerings. Through Feb. 17 sales of total TurboTax units increased 1 percent versus the comparable prior-year period. The tax season got underway Jan. 29.
The most recent Internal Revenue Service data through Feb. 16 shows total e-filed returns are down 1 percent, self-prepared e-files grew 1 percent, and assisted e-files are down 4 percent. In comparison, TurboTax e-filed returns through the same period grew 2 percent.
“Early results this season are positive and aligned with our expectations,” said Dan Wernikoff, executive vice president and general manager of Intuit’s TurboTax business. “Through the remainder of the season we are focused on executing well to deliver for our customers."

Season-to-date TurboTax Federal Unit Data

	Season through Feb. 17, 2018	Season through Feb. 18, 2017	Change Year-Over-Year
TurboTax Desktop	3,647,000	3,830,000	-5%
TurboTax Online	14,503,000	14,025,000	3%
Sub-total TurboTax Units	18,150,000	17,855,000	2%
TurboTax Free File Alliance	415,000	471,000	-12%
Total TurboTax Units	18,565,000	18,326,000	1%

Full-year Guidance
Intuit also reported second-quarter earnings today and reaffirmed full-year guidance. Further details are available in the second-quarter earnings release issued today.

Intuit will issue a final tax season update in April after the close of the tax season.

About Intuit
Intuit’s mission is to Power Prosperity Around the World. Our global products and platforms, including TurboTax, QuickBooks, Mint and Turbo, are designed to empower consumers, self-employed, and small businesses to improve their financial lives, finding them more money with the least amount of work, while giving them complete confidence in their actions and decisions. Our innovative ecosystem of financial management solutions serves 46 million customers worldwide, unleashing the power of many for the prosperity of one. Please visit us for the latest news and in-depth information about Intuit and its brands and find us on Facebook.

Intuit and the Intuit logo, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.

Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of expected growth and future financial results of Intuit; the size of the market for tax preparation software and the timing of when individuals will file their tax returns; forecasts of total tax season results based on preliminary IRS and other internal and external data points that may, in certain cases, be based on small sample sizes; Intuit’s prospects for the business in fiscal 2018 and beyond; expectations regarding customer growth; expectations regarding changes to our products and their impact on Intuit’s business; and all of the statements under the heading “Full-year Guidance”.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our information technology and communication systems may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to develop, manage and maintain critical third party business relationships, our business may be adversely affected; increased government regulation of our businesses may harm our operating results; if we fail to process transactions effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; related publicity regarding such fraudulent activity could cause customers to lose confidence in using our software and adversely impact our results; any significant offering quality problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending, financial institutions and tax filings, which could negatively affect our revenue and profitability; year-over-year changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise may result in lost revenue opportunities; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about the risks that may impact our business are included in our Form 10-K for fiscal 2017 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of February 22, 2018 and we do not undertake any duty to update any forward-looking statement or other information in these materials.